Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

October 31, 2016

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

Ladies and Gentlemen:

We have acted as counsel to People’s United Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-213710) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company of an aggregate of 10,000,000 shares (the “Shares”) of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Preferred Stock”), of the Company pursuant to the Underwriting Agreement, dated October 24, 2016 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc., as representatives of the other several underwriters named therein.

We have examined the Registration Statement; the prospectus, dated September 20, 2016, as supplemented by the prospectus supplement, dated October 24, 2016 (together, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Certificate of Designations of the Company establishing the terms of the Preferred Stock filed with the Secretary of State of the State of

Delaware; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 31, 2016 and to the use of our name under the caption “Validity of the shares” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP